EXHIBIT 99.1

Biostage Announces $5 Million At-The-Market Offering

Holliston, MA, May 16, 2016 –Biostage, Inc. (Nasdaq: BSTG) ("Biostage" or "the Company"), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced that it has entered into definitive agreements with institutional investors for an offering of shares of common stock with gross proceeds of approximately $5 million in an at-the-market registered direct offering. The closing of the offering is expected to take place on or about May 19, 2016, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 2.8 million registered shares of common stock at a purchase price of $1.7625 per share. Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase one-half of a share of common stock. The warrants have an exercise price of $1.7625 per share, will be exercisable six months from the date of issuance, and will expire five years from the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

Biostage intends to use the net proceeds from the offering for general corporate purposes, including research and development and advancing Biostage’s CellframeTM technology toward a targeted filing in late 2016 of an IND application with the FDA to initiate clinical trials for the Company’s Cellspan™ esophageal implants. Last week Biostage provided a Research Update on its groundbreaking Pre-Clinical esophageal implant.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement (File No. 333-200926). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants and the shares of common stock underlying the warrants to be issued in the offering have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock underlying the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to such shares of common stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov, or from H.C. Wainwright & Co. by e-mailing placements@hcwco.com. The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

About Biostage: (www.biostage.com)

Biostage is a biotechnology company developing bioengineered organ implants based on the company's new CellframeTM technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create CellspanTM organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in a collaborative preclinical study. This testing is expanding the base of preclinical data in support of Biostage's goal of filing an Investigational New Drug (IND) application with the U.S. FDA in late 2016. The IND will seek approval to initiate clinical trials for its esophageal implants in humans.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to Biostage’s expectations regarding the completion, timing, pricing and size of the offering described in this press release, whether expressed or implied; development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton	David Collins, Bill Jones, Helen Sun
Chief Financial Officer	Catalyst Global LLC
774-233-7321	212-924-9800
tmcnaughton@biostage.com	biostage@catalyst-ir.com